	For:	Alamo Group Inc.

	Contact:	Robert H. George
Vice President
830-372-9621
For Immediate Release
FTI Consulting, Inc.
Eric Boyriven/Alexandra Tramont
212-850-5600

ALAMO GROUP ANNOUNCES RECORD 2012 SECOND QUARTER AND SIX MONTH RESULTS

SEGUIN, Texas, August 1, 2012 – Alamo Group Inc. (NYSE: ALG) today reported record results for the second quarter ended June 30, 2012.

Net sales for the quarter were $167.0 million compared to net sales of $160.8 million in the second quarter of 2011, an increase of 4%. Net income for the quarter was $9.3 million, or $0.77 per diluted share, versus $8.9 million, or $0.74 per diluted share, for the same period of 2011, an increase of 5%.

For the first six months of 2012, net sales were $322.9 million, a 7% increase compared to 2011 six month net sales of $301.5 million. Net income in the first half of 2012 was $16.1 million or $1.34 per diluted share, versus $14.6 million, or $1.22 per diluted share, for the first half of 2011, an increase of 11%.

Net sales and net income for both the second quarter and first six months of 2012 were records for Alamo Group. The Company's 2012 results include the effect of the acquisition of Tenco, which was completed in October 2011. Tenco contributed $5.7 million to net sales and had a net loss of $0.1 million, primarily related to seasonality, in the second quarter of 2012, and for the first six months of 2012 Tenco contributed $15.1 million to net sales and $0.4 million to net income.

The Company's North American Industrial Division net sales in the second quarter of 2012 were $70.1 million, an increase of 18% compared to the $59.3 million achieved in the prior year's second quarter. For the six month period, net sales were $134.9 million in 2012 versus $108.4 million in 2011, an increase of 24%. The results included the contributions of Tenco outlined above. The Division also benefited from increased sales, particularly in its mowing-related products.

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ALAMO GROUP ANNOUNCES RECORD 2012 SECOND QUARTER AND SIX MONTH RESULTS

Alamo's North American Agricultural Division net sales were $53.1 million in the second quarter of 2012 versus $55.5 million in the comparable period of 2011, a decrease of 4%. For the first six months of 2012 net sales in the Division were $101.4 million versus $105.2 million in 2011, a decrease of 4%. The softer results reflected slower overall conditions in this sector compared to the high growth rates experienced in the last two years. For this Division in particular, higher dealer inventories, especially in the areas that have been affected by recent droughts, had an adverse affect on sales.

Alamo Group's European Division net sales in the second quarter of 2012 were $43.8 million, a decrease of 5% compared to net sales of $46.0 million for the same period in 2011. For the first half of 2012, net sales in the Division were $86.7 million, a decrease of 1% compared to net sales of $88.0 million in the first six months of 2011. These results reflected the overall weakness in the European economy and were further affected by the strengthening U.S. dollar.

Ron Robinson, Alamo Group's President and Chief Executive Officer, commented, “While we continued to contend with weakness in some of our markets, strong results in our Industrial Division continued to propel Alamo's overall growth. Nearly all major product lines in this Division showed increases, led by our mowing equipment.”

“Our Agricultural Division, while still operating at healthy levels, showed some softness in the quarter, as higher dealer inventories continued to constrain sales. We are hopeful this situation will improve in the second half of the year as retail sales are expected to cut into inventory levels. Adverse weather conditions have also continued to challenge our business. Last year, droughts affected our Texas and southeastern U.S. markets, whereas this year it is the Midwest that is being primarily impacted by drought conditions. Furthermore, sales of smaller agricultural equipment, mainly sold to hobby farmers, have been softer due to continued economic uncertainty.”

“The continuing deterioration in the European economy has also affected our results, though, in general, we believe we are holding up better than the markets we serve due to our established position. That said, the economic environment faced by our European Division is unlikely to show much improvement for the remainder of 2012.”

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ALAMO GROUP ANNOUNCES RECORD 2012 SECOND QUARTER AND SIX MONTH RESULTS

Mr. Robinson concluded, “Overall, we feel positive regarding the outlook for Alamo Group. Driven by steady demand for our products in both agriculture and infrastructure maintenance, we are well-positioned for success while operating in a challenging economic environment.”

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for right-of-way maintenance and agriculture. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, pothole patchers, excavators, vacuum trucks, agricultural implements and related after market parts and services. The Company, founded in 1969, had approximately 2,500 employees and operates eighteen plants in North America and Europe as of June 30, 2012. The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company's European operations are located in Salford Priors, England.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company's SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date. This release may contain non-GAAP financial measures. These measures, if included, are to help facilitate meaningful comparisons of our results to those in prior periods and future periods and to allow a better evaluation of our operating performance, in management's opinion. Our reference to any non-GAAP measures should not be considered as a substitute for results that are presented in a manner consistent with GAAP.

(Tables Follow)

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ALAMO GROUP REPORTS 2012 SECOND QUARTER RESULTS
Alamo Group Inc. and Subsidiaries (NYSE:ALG)
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	6/30/2012	6/30/2011	6/30/2012	6/30/2011
North American
Industrial	$70,137	$59,321	$134,869	$108,354
Agricultural	53,081	55,470	101,352	105,209
European	43,791	46,033	86,699	87,976
Total Sales	167,009	160,824	322,920	301,539

Cost of sales	127,848	123,433	248,521	232,247
Gross margin	39,161	37,391	74,399	69,292
	23.4%	23.2%	23.0%	23.0%

Operating Expenses	24,836	23,685	49,081	46,245
Income from Operations	14,325	13,706	25,318	23,047
	8.6%	8.5%	7.8%	7.6%

Interest Expense	(525)	(444)	(968)	(1,209)
Interest Income	58	52	113	124
Other Income (Expense)	152	(75)	(422)	(222)

Income before income taxes	14,010	13,239	24,041	21,740
Provision for income taxes	4,666	4,325	7,912	7,159

Net Income	$9,344	$8,914	$16,129	$14,581

Net income per common share:

Basic	$0.79	$0.75	$1.36	$1.23

Diluted	$0.77	$0.74	$1.34	$1.22

Average common shares:
Basic	11,884	11,845	11,879	11,839

Diluted	12,058	11,966	12,042	11,973

Summary Balance Sheet Data

	6/30/2012	12/31/2011	6/30/2011
Receivables	169,974	143,934	169,695
Inventories	122,781	114,305	122,181
Current Liabilities	83,435	75,693	88,694
Long Term Debt	41,384	8,621	56,421
Equity	292,375	276,658	273,071